Exhibit 10.31

ALLEGRO MICROSYSTEMS, INC.

LONG-TERM CASH INCENTIVE PLAN

As Amended and Restated Effective as of March 31, 2018

1.	PURPOSE

The establishment of this Long-Term Cash Incentive Plan was authorized by the Board of Directors of Allegro MicroSystems, Inc. (“AMI”), formerly known as Sanken North America, Inc., on August 28, 2015. The Plan is hereby amended and restated as follows, effective as of March 31, 2018. The purposes of the Plan are to enable AMI and its subsidiaries to attract and retain highly-qualified key employees, and to align the interests of key employees and AMI’s shareholder by creating a link between compensation and business performance. This Plan provides for incentive compensation based on Company performance over periods of three fiscal years, with a new three-year performance period commencing with each fiscal year.

2.	DEFINITIONS.

For purposes of the Plan, the following terms have the meaning set forth below:

(a)	“AMI” has the meaning set forth in Section 1.

(b)	“Award” has the meaning set forth in Section 4.1.

(c)	“Award Notice” has the meaning set forth in Section 4.1.

(d)	“Board” means the Board of Directors of AMI.

(e)

“Cause” means (i) any act of personal dishonesty in connection with a Participant’s responsibilities as an officer or employee of a Company or a subsidiary that is intended to result in substantial personal enrichment of the Participant; (ii) a Participant’s being convicted of, or pleading no contest with respect to, a felony; (iii) a willful act of a Participant that constitutes gross misconduct and which is injurious to a Company or any subsidiary of a Company; or (iv) following written demand for performance from a Company or a subsidiary which describes the basis for the employer’s belief that the Participant has not substantially performed his or her duties, continued violations of Participant’s obligations to a Company or a subsidiary.

(f)

“Change in Control” means (i) a merger, consolidation, reorganization or other transaction (or series of related transactions) other than an initial public offering if, upon the completion thereof, neither Sanken Electric Co., Ltd. (“Sanken”) or a subsidiary or subsidiaries of Sanken collectively own, directly or indirectly, at least 50% of the outstanding equity securities and voting power of a Company; or (ii) the sale of substantially all of the assets of a Company to a party unrelated to Sanken.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Committee” means the Compensation Committee of the Board.

(i)	“Company” means, as applicable, AMI, Allegro MicroSystems, LLC (“Allegro”), or Polar Semiconductor, LLC (“Polar”), and the “Companies” means AMI, Allegro and Polar.

(j)	“Conversion Price” has the meaning set forth in Section 5.7.

(k)

“Disability” with respect to a Participant means that the Participant has been determined to be disabled and entitled to receive benefits under the Company’s long-term disability plan, and the date on which a Participant shall be deemed to have incurred a Disability shall be the date determined under the Company’s long-term disability plan.

(l)	“EBIT” has the meaning set forth in Section 4.2.

(m)	“Electing Participant” has the meaning set forth in Section 5.7.

(n)	“IPO” has the meaning set forth in Section 5.7.

(o)	“IPO Company” has the meaning set forth in Section 5.7.

(p)	“Participant” means any eligible person as described in Section 3 to whom an Award is granted.

(q)	“Performance Measure” has the meaning set forth in Section 4.2.

(r)

“Performance Period” means a period of three consecutive fiscal years of AMI. The first Performance Period was comprised of AMI’s 2016, 2017 and 2018 fiscal years (being the three years ending March 30, 2018). New three-year Performance Periods commenced on the first day of fiscal year 2017 and commence on the first day of each fiscal year thereafter.

(s)	“Plan” means this Long-Term Cash Incentive Plan, as hereby amended and restated, and as further amended from time to time.

(t)

“Release” means a general release of claims against the Companies, their shareholders, members, managers, directors, officers, employees, agents and affiliates, with respect to a Participant’s employment and termination or resignation of employment with the Companies, in a form provided by or satisfactory to the applicable Company.

(u)

“Retirement” means a Participant’s voluntary termination of employment, on or after age 62, after a minimum of five years of employment with a Company and upon at least six months’ prior written notice to such Company. The status of Retirement shall not apply if a Participant becomes an employee of, or performs significant consulting services to, a business or entity that is a competitor (or that is attempting to become a competitor) of a Company prior to the time that any partially-vested Award would be payable pursuant to this Plan.

3.	ELIGIBILITY

Participants in this Plan shall consist of such officers and key employees of a Company or any subsidiary of a Company as the Committee shall select in its discretion after due consideration of management recommendations. For purposes of this Plan, the term “subsidiary” means any business entity in which a Company owns or controls, directly or indirectly, a majority of the voting shares or voting power. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

4.	LONG-TERM INCENTIVE COMPENSATION

4.1     Awards to Participants. Effective as of the beginning of each fiscal year of the Company, the Committee may determine persons who shall be Participants for the three-year Performance Period commencing with that fiscal year. The Committee may grant each Participant a right to receive compensation under the Plan (an “Award”), and shall notify the Participant of the terms of the Award in writing (an “Award Notice”). Compensation to be paid pursuant to each Award shall be computed in accordance with the achievement of one or more Performance Measures that are designated by the Committee for such Performance Period. The Committee shall, in its sole discretion, determine the size of the Award to each Participant and the formula for computing compensation to be paid pursuant to each Award. The Committee shall designate a maximum aggregate payment amount that Awards to all Participants may not exceed for a Performance Period, irrespective of the achievement of the Performance Measure(s). The Committee may designate Awards in terms of a target cash payment amount for each Participant, or in such other manner as the Committee may determine. All Awards shall be subject to the terms of this Plan as well as any additional conditions specified by the Committee at the time of grant and as set forth in the Award Notice.

4.2     Performance Measure. The Committee shall establish, for each Performance Period, one or more performance measures with respect to the Companies, which may include, but are not limited to, consolidated earnings before interest and taxes (“EBIT”), change in enterprise value, gross revenue, cash provided by operations, and operating income (“Performance Measures”) The Performance Measures may relate to any of the Companies, to AMI and its subsidiaries as a group, or to any subsidiary, division or strategic business unit of the Companies, or a combination thereof, and may be applied to the performance of the Companies relative to a market index, a group of other companies, or a combination thereof, all as determined by the Committee. A Performance Measure may be subject to a threshold level of performance below which no payments shall be made with respect to an Award, a level of performance at which a target payment will be made, and/or a maximum level of performance above which full payment will be made. Different Performance Measures may be established for different Participants and/or groups of Participants for the same Performance Period. In establishing a Performance Measure, the Committee may specify that extraordinary or nonrecurring items shall be excluded from the Award formula. The Performance Measure or Measures for each Performance Period shall be documented in such manner as the Committee may determine, and set out or incorporated by reference in the applicable Award Notices.

4.3     Interim Awards. After the initial grant of Awards for a Performance Period, the Committee may, during the first half of the initial fiscal year of the Performance Period, grant Awards to Participants who are newly hired or newly eligible employees of a Company. However, no such Awards may be granted to the extent that the total of all Awards would exceed the maximum aggregate amount established pursuant to Section 4.1. An appropriate adjustment to the amounts payable under such Award shall be made to reflect the partial service of such Participants during the Performance Period. Such adjustment may be in the form of granting a lesser number of full Awards or providing for a prorated Award payment based on time of service during the Performance Period.

5.	COMPUTATION AND PAYMENT OF AWARDS

5.1     Computation of Award Payments. Following completion of AMI’s audited financial statements for the final fiscal year of a Performance Period, the Committee shall assess the extent to which each Company has attained the Performance Measure or Measures and shall calculate the amount payable to individual Participants. The Committee shall have the authority to make equitable adjustments to the criteria used to calculate the Performance Measure(s), including adjustments to the results for the Performance Period. Such adjustments may include, but are not limited to, exclusion of unusual or nonrecurring items; recognition of changes in accounting principles; adjustments to reflect acquisitions, divestitures or discontinuance of a business segment; or recognition of the impact of transactions with related companies. Any such adjustments by the Committee shall be conclusive, irrespective of the expectations of any Participant concerning the amount of compensation to be received pursuant to Awards.

5.2     Payment of Awards. Except as otherwise provided in the Award Notice or in Section 5.5, Awards will be paid following the last day of the Performance Period, but in any event on or before the fifteenth day of the third calendar month following the last day of the Performance Period. Each Company shall pay its vested Participants. Except as set forth in Section 5.7, payments shall be made in cash.

5.3     Vesting; Forfeiture. Except as provided in Section 5.4, Participants shall be fully vested in their Awards if they provide continuous service to any Company or a subsidiary of a Company, or to another affiliate of a Company at Company request, from the time of grant of the Awards through the final day of the applicable Performance Period. A leave of absence of six months or less pursuant to Company policy or approved by a Company shall not constitute a break in continuous service for purposes of this section. Except as provided in Section 5.4, a Participant who is not an officer or employee of a Company or a subsidiary thereof (or an affiliate at Company request) on the final day of the Performance Period shall have no right to receive any payment for Awards, and such Awards shall be deemed forfeited as of the time that such service or employment ends. Funds that would have been paid out pursuant to Awards that are forfeited shall be retained by the applicable Company. Notwithstanding anything in this Plan to the contrary, if the employment of a Participant is terminated for Cause, or if after a Participant’s termination of employment for any reason a Company or the Committee determines in its reasonable discretion that the Participant engaged in conduct that constituted Cause or violated any continuing obligation or duty of the Participant in respect of any Company or subsidiary, then such Participant’s rights, payments and benefits with respect to all Awards, whether vested or unvested, shall be subject to cancellation, forfeiture and/or recoupment.

5.4     Partial Vesting. Participants who are not eligible to receive full payment of an Award pursuant to Section 5.3 shall be entitled to partial payment of an Award in the following circumstances: (a) involuntary termination of employment other than for Cause; (b) Retirement, if the date of Retirement is at least one year following the commencement date of a Performance Period; (c) death of the Participant; (d) Disability of the Participant; (e) an approved leave of absence during the Performance Period of more than six months; or (f) any termination of employment not involving Cause within two years following a Change of Control. In the foregoing cases, the Participant shall be entitled to a prorated payment calculated as the ratio of the number of complete weeks of service performed by the Participant during the Performance Period versus the total number of weeks in the entire Performance Period. Except as provided in Section 5.5, payment of partially vested Awards shall be made following the end of the Performance Period and at the same time as other Awards for the Performance Period. Notwithstanding anything in Section 5.3 or this Section 5.4, the Committee may at any time accelerate the vesting of an outstanding Award, in whole or in part, for any reason.

5.5     Payments During Performance Period. If all or a portion of an Award is exempt from the requirements of Section 409A of the Code, either as a short-term deferral pursuant to Treas. Reg. Section 1.409A-1(b)(4) or otherwise, then, in the event of the death or Disability of a Participant, a Participant’s involuntary termination without Cause, or a change in a Participant’s level of service to the Companies as described in Section 5.6, or in such other circumstances as the Company employing or formerly employing the Participant may determine, then such Company may, in its discretion and upon such assumptions that it deems reasonable, make a partial payment of an Award to the Participant or to the designated beneficiary or the estate of a deceased Participant during the Performance Period, with such partial payment to constitute a full discharge of the Award. However, no such partial payment shall be made with respect to an executive officer of a Company without prior notice to and approval of the Committee.

5.6     Change of Participant’s Service. Awards are issued on the assumption that a Participant will continue in the service of a Company at a level of responsibility equal to or higher than the level on the date the Award is granted. In the event that a Participant’s level of responsibility or service to a Company is reduced below such level, including without limitation due to demotion, changing to a less responsible position or changing to a part-time work schedule, the Participant’s service shall be deemed to have ended as of the date of such reduction and the Participant shall be entitled to a prorated Award calculated and paid in accordance with Section 5.4 hereof. A Company may, in its discretion, determine that the full Award shall be payable notwithstanding such reduction, provided that any such decision shall not be effective unless confirmed in writing by an authorized officer of the Company upon prior notice and approval of the Committee.

5.7     Option to Convert Medium of Payment on IPO. If there occurs a registered initial public offering (an “IPO”) of securities of any of the Companies or of any newly organized corporation or other business entity into which the assets or the ownership interests of any of the Companies or their subsidiaries are merged or restructured (such entity, as applicable, the “IPO Company”), then the Committee may, in its sole discretion, offer Participants holding outstanding Awards the opportunity to elect, at such times and upon such terms and conditions as the Committee may determine, to receive payment of all or a portion of their Awards in shares of common stock of the IPO Company rather than in cash. The Committee shall determine the price at which the Award of a Participant who elects to receive all or a portion of his or her Award in common stock of the IPO Company (an “Electing Participant”) shall be converted into common stock of the IPO Company (the “Conversion Price”). Except as the Committee otherwise determines, the Conversion Price shall be fixed at the date of the Electing Participant’s election, and may be the same price, or a lower price, than the price at which the common stock of the IPO Company is offered in the IPO. Following the end of the Performance Period, the amount of the Award (if any) payable to the Electing Participant shall be calculated, and the number of shares of common stock in the IPO Company payable to the Electing Participant will be determined by reference to the Conversion Price. Electing Participants will receive settlement of the shares in the IPO Company at the same time and upon the same conditions as other Participants, as set forth in Section 5.2.

5.8     Release. Notwithstanding anything in this Plan to the contrary, if a Participant has died or incurred a Disability or has terminated employment with the Companies and their subsidiaries prior to the last day of a Performance Period, in each case in circumstances where he or she (or, in the case of a deceased Participant, the Participant’s designated beneficiary or estate) is or may be entitled to payment of an Award with respect to such Performance Period, then the Committee may, in its discretion, condition payment of the Award on the Participant (or the Participant’s representative, as applicable) executing and delivering to the Committee a Release, and the Release becoming effective by its terms, on or before such date as may be specified by the Committee.

5.9     Withholding; Offsets. Any payment or other distribution of benefits under the Plan may be reduced by any amount (including employment taxes) required to be withheld by a Company or any subsidiary under any applicable law, rule, regulation, order or other requirement of any governmental authority. In addition, the Companies and their subsidiaries have full authority to withhold any taxes (including employment taxes) applicable to amounts payable to a Participant under the Plan from other compensation owing to the Participant that is not payable hereunder. If a Participant becomes entitled to a distribution under the Plan, and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to a Company or a subsidiary, then the Company or subsidiary may offset such amount against the payments otherwise due to the Participant under this Plan, to the extent permitted by applicable law, but only if and to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(xiii).

6.	ADMINISTRATION

This Plan shall be administered by the Committee. The Committee shall have full and final discretionary power and authority to interpret this Plan and to make all determinations necessary or appropriate for its administration, including, without limitation, to (a) prescribe, amend and rescind rules and procedures relating to the Plan; (b) determine all questions arising in connection with the administration, interpretation and application of the Plan; (c) determine whether the employment of any Participant has been terminated for Cause; (d) correct defects, supply information, or reconcile inconsistencies in any manner and to whatever extent is deemed necessary or advisable to carry out the purposes of this Plan; (e) adjudicate, in good faith, all claims by Participants or any other persons for benefits under the Plan; (f) employ such legal counsel, accountants and consultants as it deems desirable for the administration of the Plan, and rely upon any opinion or computation received therefrom; and (g) make all other determinations and take all other actions as may be necessary, appropriate or advisable for the administration of the Plan. Determinations by the Committee on any matter relating to this Plan or Awards hereunder shall be final, conclusive and binding for all purposes and upon all persons. The Committee shall have no obligation to treat similarly situated eligible employees or Participants in a similar manner.

No member of the Committee, or any director, officer, employee or manager of a Company, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan. Such persons shall be entitled to indemnification and reimbursement by the applicable Company in respect of any claim, loss, damage or expense (including attorneys’ fees) to the full extent permitted by law.

Furthermore, any determination made under this Plan by a Company or a subsidiary of a Company, including determinations relating to payments to a Participant during a Performance Period and payments where a Participant’s level of responsibility or service to a Company is reduced below the prior level, shall be shall be final, conclusive and binding for all purposes and upon all persons. The Companies and their subsidiaries shall have no obligation to treat similarly situated eligible employees or Participants in a similar manner.

7.	MISCELLANEOUS PROVISIONS

7.1     Effective Date, Restatement and Term of Plan. This Plan was effective as of the commencement of the 2016 fiscal year of the Company, which commenced on March 28, 2015. As hereby amended and restated, this Plan is effective as of March 31, 2018. This Plan shall continue in effect until such time as it is terminated by the Board or the Committee.

7.2     Amendment; Termination. The Board or the Committee may amend, suspend or terminate this Plan and any Award at any time. No amendment or termination of this Plan or an Award may impair the rights of a Participant with respect to an outstanding Award without either (a) the consent of such Participant; or (b) action by the Board or the Committee to provide equitable compensation to impacted Participants consistent with the compensation reasonably anticipated to accrue under outstanding Awards at the time of amendment or termination. Notwithstanding the foregoing, the Board or the Committee may amend this Plan without the consent of impacted Participants in order to comply with applicable law, including Section 409A of the Code, or accounting rules, or to make changes that do not materially decrease the value of outstanding Awards. Notwithstanding the foregoing, the Committee may, upon termination of the Plan, subject, if applicable, to the restrictions of Section 409A of the Code, accelerate the time of payment of all or any part of the outstanding Awards in its sole discretion.

7.3     Change of Control. In the event of termination of employment or diminution of duties or salary of a Participant, without Cause, within two years following a Change of Control, the Participant shall become fully vested in the Participant’s then outstanding Awards, subject to satisfaction of the applicable Performance Measure or Measures over the remaining Performance Period. The Committee may implement such measures, in addition to the protections in the preceding sentence and Section 5.4(f), as it may deem necessary or appropriate to safeguard anticipated benefits of Participants in the event of a Change of Control.

7.4     No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any Award hereunder shall confer upon any person any right to continued employment by a Company or any subsidiary or affiliate thereof, or affect in any manner the right of a Company or any subsidiary or affiliate thereof to terminate the employment of any person at any time or to take any other action affecting a person’s employment status without liability.

7.5     Award Agreement. The Committee may condition the validity of any future Award upon the execution of an agreement between a Company and the Participant with respect to such Award. Such agreement may contain additional terms and conditions or restrictions concerning Awards, as determined by the Committee, that are not inconsistent with the terms of this Plan.

7.6     Nature of Plan. The Plan is intended to constitute an unfunded bonus program of the Companies in accordance with Department of Labor Regulations Section 2510.3-2(c), and an unfunded plan for purposes of the Code. Any deferral of compensation under this Plan is intended to be for a limited period of time only and for the purposes of encouraging a Participant’s continued employment with the Companies and their subsidiaries, and the Plan is not intended to provide retirement income to Participants or to defer income by Participants to termination of covered employment and beyond. The Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

7.7     Unfunded Status. The right of any Participant pursuant to an Award under the Plan shall be an unfunded and unsecured claim against the general assets of the applicable Company. No Participant or any other person shall have any interest in any specific asset or assets of any Company or any subsidiary of the Companies by reason of any entitlement hereunder, and Participants have the status of unsecured general creditors of the applicable Company. The Companies shall not be required to purchase, hold or dispose of any investment pursuant to this Plan; provided, however, that, if in order to cover its obligations hereunder any Company elects to purchase any investments, the same shall continue for all purposes to be a part of the general assets and property of the Company, subject to the claims of its general creditors, and shall not be deemed to create a trust. Awards do not represent an equity interest in AMI or any Company or subsidiary of a Company.

7.8     Non-Transferability of Awards. Unless otherwise specified in an agreement between a Company and a Participant relating to an Award, no Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures established by a Company. In no event may any Award be transferred by a Participant in exchange for consideration. No loans will be issued by the Plan against a Participant’s Awards. The Companies may assign their obligations under this Plan without the consent of the Participants.

7.9     Taxation of Deferred Amounts; Section 409A. This Plan is established with the intention that no portion of a Participant’s Awards will be treated as income to the Participant under the Code until the Participant actually receives payment thereunder. It is intended that all amounts payable under this Plan shall either be exempt from, or shall comply with, the requirements of Section 409A(a)(2), (3) and (4) of the Code, and this Plan shall be interpreted and administered in accordance with these intentions. To the extent that any benefits payable under the Plan constitute a deferral of compensation within the meaning of and subject to Section 409A, the Plan will comply with the requirements of Section 409A so as to prevent the inclusion in gross income of any amounts payable hereunder in a taxable year prior to the taxable year or years in which such amounts are actually distributed to a Participant. Although the Committee and the Companies shall use their best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of Awards and payments under the Plan is not warranted or guaranteed, and none of the Companies nor the Committee, nor any of their shareholders, partners, members, employees, directors, officers, agents or affiliates, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan. Each payment of benefits under the Plan with respect to a particular Award and made on a particular date shall be considered a separate payment, within the meaning of Treasury Regulation Section 1.409A-2(b)(2).

7.10  Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.